EXHIBIT 2.1

                      J.J.L. Holdings Company Ltd. and
                        M.B.A. Holdings Company, Ltd.
          Standard Deposit Receipt and Real Estate Purchase Contract


  This Standard Deposit Receipt and Real Estate Purchase Contract ("Real Property Agreement" or this "Agreement") is made and entered into as of this 30th day of June, 1998 (the "Effective Date") by and between J.J.L. Holdings Company Ltd., an Ohio limited liability company whose principal place of business is at 2020 Dunlap, Cincinnati, Ohio 45202 ("J.J.L.") and M.B.A. Holdings Company, Ltd., an Ohio limited liability company whose principal place of business is at P.O. Box 369 Ross, Ohio 45061 (together with J.J.L., hereinafter "Purchaser"), and Stevens International, Inc., a Delaware corporation whose principal place of business is 5500 Airport Freeway, Fort Worth Texas 76117 (hereinafter "Seller") for certain Real Property (as defined herein) located at 2175 Schlichter Drive, Hamilton, Ohio.

                                   Recital:

  Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller all of the Real Property (as defined herein) according to the terms and conditions set forth in this Real Property Agreement. The purpose of this Real Property Agreement is to set forth the terms and conditions of such purchase and sale.

  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which Seller and Purchaser herewith expressly acknowledge, Seller and Purchaser agree as follows:

  1.   Definitions.      Some  of  the  defined terms of this Real Property
  Agreement are defined as follows:

  "Real  Property"  shall  mean the Real Property specifically described on

  Schedule 1(a) hereto being approximately 14.78 acres located at 2175 Schlichter Drive, Hamilton, Ohio.

  "Premises" means the business premises of Seller described above or such other business premises, if any, as are described on Schedule 1(b).

  2. Purchase Price; Payment of the Purchase Price. The total purchase price for the Real Property (and the personal property being conveyed pursuant to a certain "Standard Form Asset Purchase Contract@ (herein called the "Asset Contract ") between the parties hereto and of even date herewith), be the sum of $4,360,000.00; there being no allocation of the purchase price between the two said contracts such contracts shall be construed as one contract for all matters concerning the purchase price. Subject to the provisions hereof dealing with deposits, the Purchaser shall pay the balance of the purchase price at the Closing (as defined herein) by cashier's check or certified funds.

  3. Standby Letters of Credit. Purchaser shall provide Seller with standby letters of credit in the aggregate amount of $4,360,000.00 and upon the terms and conditions mutually agreeable to Seller and Purchaser ("Letters of Credit ").

  4. Inspection Period. Seller has provided to Purchaser a Phase I and Phase II environmental survey covering the Real Property by an environmental consulting firm of recognized reputation. Purchaser has been provided the opportunity to (i) physically inspect the Real Property (including the results of the environmental surveys delivered by Seller), and (ii) to inspect the books and records relating to operating income and expense of the Real Property, which books and records were made available to Purchaser at the Real Property during normal working hours. Purchaser acknowledges that the inspection has been satisfactory to
  Purchaser. Purchaser shall be allowed access during normal business hours to the Real Property and Premises prior to Closing.

  5. Title and Survey. Purchaser has, at Purchaser's sole cost and expense, procured a Commitment for Owner Policy of Title Insurance (the "Title Binder"), issued through a title company, a copy of which is attached hereto as Schedule 2. The title encumbrances or exceptions which are numbered 6,14, 15, 16 and 17 in Schedule B, Section II, set forth in the Title Binder shall be deemed to be permitted exceptions to the status of Seller's title (the "Permitted Exceptions"). All "Standard Exceptions" will be deleted from Schedule B of the Title Binder. Except for Permitted Exceptions, Seller at its cost shall be obligated to cure or remove by Closing all mortgages, deeds of trust, judgment liens, mechanic's and materialmen's liens or encumbrances, and any other liens against the Property including, without limitation, those arising after the date hereof and those matters shall in no event be Permitted Exceptions.

  6. Closing. The sale and purchase of the Real Property shall be closed at such place as Purchaser and Seller agree on the Closing Date, which shall be the Closing Date under the Asset Contract. Should either party fail to close on the Closing Date for any reason other than a Permitted Termination (defined hereinafter), the other party shall have the option to pursue the remedies provided herein. At the Closing, Seller shall convey the Real Property to Purchaser by General Warranty Deed (the "Deed "), acceptable in form and substance to Seller and Purchaser, subject only to the Permitted Exceptions, and Purchaser shall pay the Purchase Price to Seller as provided herein. All funds comprising the Purchase Price shall be paid to Seller at Closing in the form of cashier's check or wire-transferred funds. Seller and Purchaser shall execute all other documents and instruments reasonably required by one another in connection with the Closing.

  7.   Closing  Costs.  At Closing, Seller shall pay the expense related to the release of all liens and encumbrances, if any, including prepayment and recording fees, tax statements or certificates, recording the Deed, one-half of any escrow fee, and any other closing items required to be paid by Seller hereunder. Purchaser shall be obligated to pay any transfer or conveyance taxes or fees, expenses related to Purchaser's financing (including the premium for a mortgagee policy of title insurance), if any, the premium for Purchaser's policy of the title insurance, if any, taxes for the current year (subject to prorations as described in this Real Property Agreement), one-half of any escrow fee, and any other closing item required to be paid by Purchaser hereunder.

  8. Prorations. Ad valorem taxes for the current year, insurance premiums and other charges and assessments which are customarily prorated in similar transactions in Butler County, Ohio, shall be prorated between Seller and Purchaser at the Closing, effective as of midnight on the day prior to the Closing Date. Seller shall receive a credit at closing for the amount of any unrefunded security deposits held by utility companies.

  9. Representations, Warranties and Agreements of Seller. Seller represents and warrants to (and all such representations and warranties shall survive the Closing and delivery of the instruments pursuant hereto for a period of six months), and agrees with Purchaser as follows:
  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power and authority to own all of the Real Property. The execution, delivery and performance of this Real Property Agreement by Seller has been or will be duly authorized by the board of directors of Seller in accordance with all applicable laws and the certificate of incorporation and the by-laws of Seller, and at the Closing no further corporate action will be necessary on the part of Seller to make this Real Property Agreement valid and binding on Seller and enforceable against Seller. The execution, delivery and performance of this Real Property Agreement by Seller (i) is not contrary to the certificate of incorporation or the by-laws of Seller, (ii) except as set forth on Schedule 3 does not now and will not, with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, order, judgment, decree, rule, regulation, law, contract, agreement or any other restriction to which Seller is a party or to which Seller or any of its respective Real Property is subject or bound, (iii) except as set forth on Schedule 3 will not result in the creation of any lien or other charge upon any Real Property of Seller, and (iv) except as set forth on Schedule 3 will not result in any acceleration or termination of any loan or security interest agreement to which Seller is a party or to which Seller or the Real Property is subject or bound. To the best of Seller's knowledge, except as set forth on Schedule 3 no approval or consent of any person, firm or other entity or governmental body is or was required to be obtained by Seller for the authorization of this Real Property Agreement or the performance by Seller of the obligations of Seller under this Real Property Agreement.

  10. Casualty/Condemnation. In the event that a casualty or condemnation affecting the Real Property occurs prior to Closing, then any insurance proceeds paid to Seller on account of the Real Property shall be paid against the purchase price.

  11.  Default.

       (a) Permitted Termination. If this Real Property Agreement is terminated by either party pursuant to a right expressly given it to do so hereunder (herein referred to as a "Permitted Termination"), the Letters of Credit shall immediately be returned to Purchaser and neither party shall have any further rights or obligations hereunder.

       (b) Default by Seller. Seller shall be in default hereunder upon the occurrence of any one or more of the following events: (a) any of Seller's warranties or representations set forth herein are untrue in a material respect; or (b) Seller shall fail to meet, comply with or perform any covenant, agreement, or obligation on its part required within the time limits and in the manner required in this Real Property Agreement, for any reason other than a Permitted Termination; or (c)

  Seller shall fail to deliver at the Closing any of the items required of Seller hereof, for any reason other than a Permitted Termination; or (d) Seller shall be in default under the Asset Contract. In the event of a default by Seller hereunder, Purchaser may, as Purchaser's sole and exclusive remedy, do any one of the following: (i) terminate this Real Property Agreement and the Asset Contract by written notice delivered to Seller at or prior to the Closing; or (ii) enforce specific performance of this Real Property Agreement and the Asset Contract against Seller.

       (c) Default by Purchaser. Purchaser shall be in default hereunder upon the occurrence of any one or more of the following events: (a) Purchaser shall fail to meet, comply with or perform any covenant, agreement, or obligation on its part required within the time limits and in the manner required in this Real Property Agreement, for any reason other than a Permitted Termination; or (b) Purchaser shall fail to deliver at the Closing any of the items required of Purchaser hereof, for any reason other than a Permitted Termination; or (c) Purchaser shall be in default under the Asset Contract. In the event of a default by Purchaser hereunder, Seller may present the Letters of Credit for payment and shall be entitled to the face amounts thereof. In addition, Seller shall be entitled to exercise any and all other remedies allowed by applicable law, including enforcing specific performance of this Real Property and the Asset Contract provided that any amounts received by Seller under the Letters of Credit shall be applied, dollar for dollar, against any damages or reimbursements to which Seller is entitled hereunder.

  12. As Is. Notwithstanding anything contained in this Real Property Agreement to the contrary, Purchaser has examined and investigated the Real Property prior to the date of this Real Property Agreement, or will have the right to perform examinations and investigations on the Real Property prior to Closing, and Purchaser shall rely solely upon such examinations and investigations in purchasing the Real Property. It is understood and agreed that Seller is making no representations or warranties, whether express or implied, by operation of law or otherwise with respect to (i) environmental matters of any nature or kind whatsoever relating to the Real Property or any portion thereof;
  (ii) geological conditions, including, without limitation, subsidence, subsurface conditions, water table, underground water reservoirs, and limitations regarding withdrawal of water therefrom; (iii) whether or not and to the extent to which the Real Property or any portion thereof is affected by any stream (surface or underground), body of water, flood prone area, flood plain, flood way or special flood hazard; (iv) drainage; (v) soil conditions; (vi) zoning to which the Real Property or any portion thereof may be subject; (vii) availability of any utilities to the Real Property or any portion thereof, including without limitation, water, sewage, gas and electric; (viii) usage of any adjoining property; (ix) access to the Real Property or any portion thereof; (x) the compliance or non-compliance of any of the Real Property with any applicable federal, state or local building codes, ordinances, laws, statutes, rules or regulations; (xi) the value, compliance with plans or specifications, location, use, merchantability, construction, workmanlike condition, order, repair, maintenance, design, quality, description, durability, operation or condition of the Real Property or any portion thereof; (xii) the quality of the labor and materials included in the Improvements; (xiii) the suitability of the Real Property or any portion thereof for Purchaser's purposes or fitness for nay usage or purpose whatsoever; (xiv) the income from, or expenses of maintenance or operation of, the Real Property; or (xv) any other matter relating to the Real Property. Except as expressly provided herein, Purchaser hereby agrees that Purchaser is accepting the Real Property "AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED", subject to all deficiencies or other matters whether known or unknown.

  13. Brokers. Purchaser represents and warrants to Seller that Purchaser has not engaged or dealt with any broker in connection with the Real Property or the transaction contemplated by this Real Property Agreement. Purchaser hereby agrees to indemnify, defend and hold harmless Seller from and against any loss, liability, damage, cost or expense (including, without limitation, reasonable attorney's fees) paid or incurred by Seller by reason of any claim to any broker's, finder's or other fee in connection with this transaction by any party claiming by, through or under Purchaser.

  14. Attorney's Fees. If it shall be necessary for either Purchaser or Seller to employ an attorney to enforce its rights pursuant to this Real Property Agreement because of the default of the other party, the defaulting party shall reimburse the non-defaulting party for its reasonable attorney's fees.

  15. Contingency. The obligation of Purchaser to close this Real Property Agreement is expressly conditioned upon the simultaneous closing of the Asset Contract; provided, however, that the failure of the Asset Contract to close arising from a default by Purchaser thereunder shall render this contingency null and void.

  16. Dates. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be extended so that it shall end on the next succeeding day which is not a Saturday, Sunday or legal holiday.

  17. Construction, Integration and Binding Effect. This Real Property Agreement shall be construed and enforced to the fullest extent possible pursuant to the laws of the State of Ohio. This agreement supersedes all prior discussions, negotiations, understandings, agreements, representations or other communications. This Real Property Agreement shall be binding upon and shall inure to the parties' respective heirs, executors, personal representatives, successors and assigns.

  18. Confidentiality. Each party acknowledges that, in the course of performing its duties under this Real Property Agreement, it may obtain information which is of a confidential and proprietary nature. Such information may include, but is not limited to trade secrets, know-how, inventions, techniques, processes, programs, schematics, customer lists and financial information. Each party owns and intends to maintain its ownership of all such information (the "Confidential Information"). Each party shall at all times, maintain in the strictest confidence and trust all such Confidential Information received, and shall not use such Confidential Information other than as contemplated under this Real Property Agreement.

  19. Notices. All notices, requests, demands and other communications under this Real Property Agreement must be in writing and will be deemed duly given, unless otherwise expressly indicated to the contrary in this Real Property Agreement, (i) when personally delivered, (ii) upon receipt of a telephonic facsimile transmission with a confirmed telephonic transmission answer back, (iii) three (3) days after having been deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, or (iv) one (1) business day after having been dispatched by a nationally recognized overnight courier service, addressed as set forth in this Real Property Agreement (or at such other address or number as is given in writing by a party after the Effective Date).

  20.  Counterparts.    This Real Property Agreement may be executed in one
  or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same document.

  21. Captions and Section Headings. Captions and section headings are for convenience only, are not a part of this Real Property Agreement and may not be used in construing it.

  22. Possession of Real Property. Possession of the Real Property will be given to Purchaser at the Closing. Purchaser will not acquire any title to the Real Property until possession has been given to it in accordance with this Real Property Agreement, and, accordingly, all risk and loss with respect to the Real Property will be borne by Seller until possession has been given to Purchaser. For purposes of this Real Property Agreement, possession will be deemed to have been given to Purchaser when Seller deliver or causes to be delivered to Purchaser good and sufficient instruments of transfer and conveyance as provided in this Real Property Agreement.

  23. Waivers. Any failure by Seller or by Purchaser to comply with any of the obligations, agreements or conditions set forth in this Real Property Agreement may be waived by the other, but any such waiver will not be deemed a waiver of any other obligation, agreement or condition set forth in this Real Property Agreement.

  24. Amendment. This Real Property Agreement may not be amended, changed or modified in any respect whatsoever except in a writing signed by Purchaser and Seller.

  25. Cooperation. Seller and Purchaser shall cooperate in the effectuation of the transactions contemplated under this Real Property Agreement and to execute any and all additional documents to take such additional action as is reasonably necessary or appropriate for such purposes.

  26. Entire Agreement. This Real Property Agreement, including any certificate, schedule, exhibit or other document delivered pursuant to its terms, constitutes the entire agreement between Seller and Purchaser with regard to the purchase and sale of the Real Property.

  27.  Governing  Laws.   This Real Property Agreement shall be governed by
  and construed in accordance with the laws of the State of Ohio.


       IN WITNESS WHEREOF, Seller and Purchaser have set their respective hands below as of the Effective Date.

  Purchasers:                      Seller:

  J.J.L. Holdings Company Ltd.     Stevens  International, Inc.



  By:   Jeffrey L. Luggen          By: George A. Wiederaenders
  Its:                             Its:   Treasurer & Chief Financial Officer

  M.B.A. Holdings Company, Ltd.


  By:   Myron Bowing
  Its:



                               END OF AGREEMENT

                                Schedule 1(a)

                             Legal Description of
                                Real Property
                            2175 Schlichter Drive
                                Schedule 1(b)

                                   Premises

       The business premises located at 2175 Schlichlter Drive, Hamilton, Butler County, Ohio.


                                  Schedule 2

                                 Title Binder



                                  Schedule 3

                    Exceptions to Seller's Representations
                                and Warranties


  1. The sale of Assets is prohibited by and requires the consent of Bank of America, N.A. ("B of A") pursuant to the Credit Agreement between Seller and B of A. Seller expects to refinance the indebtedness under the Credit Agreement pursuant to a Loan Agreement with Wells Fargo Bank, National Association ("Wells"), in which case the sale of Assets will require the consent of Wells which Seller expects to receive. In addition, the sale of the Asset requires the consent of holders of Seller's Senior Subordinated Notes. The Seller anticipates payment of the Senior Subordinated Notes prior to the Closing, in which case, no consent would be required.

  2. The sale of Assets without the required consents would result in default under and possible acceleration of the indebtedness set forth in No. 1 above.